Exhibit 99.1

Wayside Technology Group, Inc. Reports 2017 Second Quarter Results

and Declares Quarterly Dividend

Q2 2017:

Revenue:$103.0 million

Income from operations: $1.7 million

Net income:$1.3 million

Diluted earnings per share: $0.30 per share

Dividend declared - $0.17 per share

EATONTOWN, NJ, July 27, 2017 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the second quarter ended June 30, 2017.    The results will be discussed in a conference call to be held on Friday, July 28, 2017 at 10:00 a.m. EDT.  The dial-in telephone number is (844) 683-0552 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s website at www.waysidetechnology.com/site/content/webcasts.

“We are pleased to report solid financial results. Our Lifeboat Distribution segment continued to deliver year over year sales growth, while our TechXtend division was down as compared to an exceptionally strong quarter last year. We see opportunities for growth in the remainder of this year.” said Simon F. Nynens, Chairman and Chief Executive Officer.  “On a year to date basis, our earnings per share are up $0.04 or 7%.”

Operating Results:

Net sales for the quarter ended June 30, 2017 decreased 2% to $103.0 million compared to $105.3 million for the same period in 2016 as growth in our Lifeboat Distribution segment was offset by a decline in TechXtend due to quarterly variability in enterprise account sales. Lifeboat Distribution segment net sales for the quarter ended June 30, 2017 increased 7% to $95.7 million, compared to $89.7 million for the same period in 2016. TechXtend segment net sales for the quarter ended June 30, 2017 decreased 53% to $7.3 million, compared to $15.6 million for the same period in 2016. The decrease was primarily due to a large enterprise sale of approximately $7.0 million recorded in the second quarter of 2016 which affects the comparability of results. Sales in our TechXtend segment may vary significantly from quarter to quarter based on the timing of IT spending decisions by our larger customers. Gross profit for the quarter ended June 30, 2017 decreased 6% to $6.6 million compared to $7.0 million for the same period in 2016. Lifeboat Distribution segment gross profit for the quarter ended June 30, 2017 increased 1% to $5.6 million, compared to $5.5 million in the same period in 2016. TechXtend segment gross profit for the second quarter of 2017 decreased 34% to $1.0 million, compared to $1.5 million in 2016.

Gross profit margin (gross profit as a percentage of net sales) for the quarter ended June 30, 2017 decreased by 0.3 percentage points to 6.4%, compared to 6.7% for the same period in 2016. Lifeboat Distribution segment gross profit margin for the quarter ended June 30, 2017 decreased by 0.3 percentage points to

5.9%, compared to 6.2% for the same period last year. TechXtend segment gross profit margin for the quarter ended June 30, 2017 increased 3.8 percentage points to 13.1%, compared to 9.3% for the same period in 2016.

Total selling, general, and administrative (“SG&A”) expenses for the quarter ended June 30, 2017 increased 2% or $0.1 million over the same quarter last year to $4.8 million. The increase in general and administrative expenses is primarily due to increased employee related expenses to support our growth. SG&A expenses as a percentage of net sales were 4.7% in 2017 compared to 4.5% in 2016 as a result of the lower TechXtend sales.

Net income for the quarter ended June 30, 2017 decreased 16% to $1.3 million, compared to $1.5 million during the same period last year. Diluted earnings per share for the quarter ended June 30, 2017 decreased 12% to $0.30, compared to $0.34, for the same period in 2016.

On July 25, 2017, the Board of Directors declared a quarterly dividend of $0.17 per share of its common stock payable August 18, 2017 to shareholders of record on August 11, 2017.

For the quarter ended June 30, 2017, the Company recorded a provision for income taxes of $0.6 million.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Bit Defender, Bluebeam Software, Dell/Dell Software, erwin, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Micro Focus, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, Super Micro Computer, Inc., TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

Investor Relations Contact:

Michael Vesey, Vice President and Chief Financial Officer

Wayside Technology Group, Inc.

(732) 389-0932

michael.vesey@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	June 30,	December 31,
	2017	2016
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$9,729	$13,524
Accounts receivable, net of allowances of $2,751 and $2,293, respectively	63,010	83,317
Inventory, net	2,349	2,324
Prepaid expenses and other current assets	1,212	948
Total current assets	76,300	100,113

Equipment and leasehold improvements, net	1,993	1,937
Accounts receivable long-term	11,969	11,119
Other assets	214	113
Deferred income taxes	444	416

Total assets	$90,920	$113,698

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$53,543	$76,087
Total current liabilities	53,543	76,087

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,513,205 and 4,555,434 shares, respectively	53	53
Additional paid-in capital	29,944	30,683
Treasury stock, at cost, 771,295 and 729,066 shares, respectively	(12,963)	(12,029)
Retained earnings	21,568	20,515
Accumulated other comprehensive loss	(1,225)	(1,611)
Total stockholders’ equity	37,377	37,611
Total liabilities and stockholders’ equity	$90,920	$113,698

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

( Amounts in thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Unaudited )		(Unaudited )
Revenues
Lifeboat segment	$200,157	$175,999	$95,674	$89,659
TechXtend segment	15,621	22,581	7,308	15,598
Total Revenue	215,778	198,580	102,982	105,257

Cost of sales
Lifeboat segment	188,702	165,300	90,062	84,112
TechXtend segment	13,745	20,328	6,348	14,145
Total Cost of sales	202,447	185,628	96,410	98,257

Gross Profit	13,331	12,952	6,572	7,000

Operating expenses
Selling costs	5,165	4,658	2,588	2,336
Share- based compensation	703	839	356	440
Other general and administrative expenses	3,942	3,719	1,898	1,980
Total Selling, general and administrative expenses	9,810	9,216	4,842	4,756

Income from operations	3,521	3,736	1,730	2,244

Interest, net	321	125	173	61
Foreign currency translation	(50)	(3)	(50)	(3)
Income before provision for income taxes	3,792	3,858	1,853	2,302
Provision for income taxes	1,200	1,303	578	775

Net income	$2,592	$2,555	$1,275	$1,527

Income per common share - Basic	$0.60	$0.56	$0.30	$0.34
Income per common share - Diluted	$0.60	$0.56	$0.30	$0.34

Weighted average common shares outstanding - Basic	4,314	4,545	4,285	4,524
Weighted average common shares outstanding - Diluted	4,337	4,557	4,315	4,535